EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into, as of July 12, 2021, by and among S&T Bancorp, Inc., a Pennsylvania corporation (the “Company”), S&T Bank, a Pennsylvania banking corporation and a direct, wholly-owned subsidiary of the Company (the “Bank”) and David G. Antolik (“Executive”).
WHEREAS, the Company and the Bank desire to retain Executive’s services in the role of President of the Company and of the Bank; and
WHEREAS, the Company, the Bank and Executive desire to enter into this Agreement to set forth the terms of Executive’s service to the Company and the Bank.
NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
1.Employment Period. The Company agrees to employ Executive, and Executive agrees to serve the Company, the Bank and their respective Affiliates (as defined below), subject to the terms and conditions of this Agreement, for the period commencing on August 23, 2021 (the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Employment Period”). Thereafter, unless previously terminated, the Employment Period shall be automatically extended for consecutive periods of one year unless either party provides written notice to the other party of non-renewal in accordance with Section 11(b) (a “Notice of Non-Renewal”) not less than 180 days prior to the end of the Employment Period as then in effect. Notwithstanding the foregoing, the Employment Period shall immediately terminate upon any termination of Executive’s employment with the Company and the Bank pursuant to Section 4. For purposes of this Agreement, the term “Affiliate” means an entity controlled by, controlling or under common control with the Company or the Bank (for the avoidance of doubt, the Company is an Affiliate of the Bank and vice versa).
2.Position and Duties; Location; Standard of Services.
(a)Position and Duties. During the Employment Period, Executive shall serve as President of the Company and the Bank and shall perform customary and appropriate duties as may be reasonably assigned to Executive from time to time by the Chief Executive Officer or the Board of Directors of the Company (the “Board”) or the Board of Directors of the Bank (the “Bank Board”). Executive shall have such responsibilities, power and authority as those normally associated with such position in public companies of a similar stature. Executive shall report directly to the Chief Executive Officer.
(b)Location. During the Employment Period, Executive’s principal place of employment shall be the Company’s offices in Indiana, Pennsylvania, subject to business travel at the Company’s request.
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(c)Standard of Services. During the Employment Period, Executive agrees to devote Executive’s full business attention and time to the business and affairs of the Company, the Bank and their respective Affiliates and to use Executive’s best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, Executive may serve on civic, charitable or other not-for-profit boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions, manage personal investments and, subject to the prior written approval of the Board, a committee thereof or the Chief Executive Officer (which approval may be withheld in the sole discretion of the Board, such committee or the Chief Executive Officer), serve on boards of for-profit entities, in each case, so long as such activities do not interfere with the performance of Executive’s responsibilities in accordance with this Agreement and Executive complies with applicable provisions of any codes of business conduct and ethics of the Company, the Bank and their respective Affiliates, as in effect from time to time.
3.Compensation and Employee Benefits.
(a)Annual Base Salary. During the Employment Period, Executive shall receive an annual base salary (the “Annual Base Salary”) of no less than $500,000, payable in accordance with the Company’s regular payroll practices. The Annual Base Salary shall be reviewed periodically by the Board or an appropriate committee thereof (the Board or such committee, the “Committee”) for possible increase, as determined in the sole and absolute discretion of the Committee. The term “Annual Base Salary” as used in this Agreement shall refer to the Annual Base Salary as it may be so adjusted from time to time.
(b)Annual Bonus. During the Employment Period, Executive shall have the opportunity to earn, for each fiscal year of the Company, an annual bonus (the “Annual Bonus”) pursuant to the terms of the Company’s Management Incentive Plan, as in effect from time to time or any successor thereto (the “MIP”). Executive’s target Annual Bonus opportunity in respect of each fiscal year during the Employment Period (the “Target Annual Bonus”) shall be 45% of his Annual Base Salary; provided, however, with respect to fiscal year 2021 only, partially in consideration for Executive’s prior service as Interim Chief Executive Officer, his target Annual Bonus opportunity shall be $295,017 (which is approximately 51.67% of an Annual Base Salary of $571,000). The Annual Bonus shall be payable at the same time as bonuses are generally payable to other senior executives of the Company subject to Executive’s continued employment with the Company or its Affiliates through such date. The Company shall have no obligation to award an Annual Bonus in any given year, and the Annual Bonus shall not be considered an acquired right of Executive, even if it is paid on a repeated basis.
(c)Long-Term Incentive Awards. Executive shall be eligible to participate in the Company’s long-term equity incentive plans and programs, as in effect from time to time, that are generally applicable to other senior executives of the Company; provided, that in respect of fiscal year 2022 only, partially in consideration for Executive’s prior service as Interim Chief Executive Officer, Executive shall be eligible for long-term equity incentive awards with an aggregate grant date value of $409,217, which shall be granted (i) 50% in the form of a performance-based restricted stock or restricted stock unit award, which shall cliff vest on the third anniversary of the date of grant based on the achievement of performance goals determined by the Committee, and (ii) 50% in the form of a restricted stock or restricted stock unit award, which shall vest ratably on each of the second anniversary and third anniversary of the date of grant, subject in each case to Executive’s continued employment with the Company or its Affiliates through such dates.
(d)Employee Benefit Plans. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans, programs, policies and practices, as in effect from time to time, that are generally applicable to other senior executives of the Company (including vacation, retirement, deferred compensation, health and welfare and life insurance benefits).
(e)Company Vehicle; Club Dues. During the Employment Period, the Company shall provide a vehicle to Executive and shall pay or reimburse reasonable costs related to such vehicle. In addition, during the Employment Period, the Company shall pay or reimburse Executive for dues associated with membership at the Duquesne Club in Pittsburgh, Pennsylvania and the Indiana Country Club in Indiana, Pennsylvania. Any reimbursement by the Company under this Section 3(e) shall be on terms that are consistent with the expense reimbursement policy of the Company and the Bank, as in effect from time to time.
(f)Business Expenses. During the Employment Period, the Company and the Bank shall pay or reimburse Executive’s business expenses on terms that are consistent with the expense reimbursement policy of the Company and the Bank, as in effect from time to time.
(g)Transition Award. In consideration for Executive’s service as interim Chief Executive Officer and work to achieve a smooth transition from the Company’s prior Chief Executive Officer to its next Chief Executive Officer, Executive shall receive a cash bonus in the amount of $75,000 (the “Transition Award”), which shall vest on September 1, 2021, subject to Executive’s continued employment through such date, and be payable within thirty (30) days thereafter.
4.Termination of Employment.
(a)Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If the Board determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide Executive with written notice in accordance with Section 11(b) of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company, the Bank and their respective Affiliates shall terminate effective on the thirtieth (30th) day after Executive’s receipt of such notice (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, Executive shall not have returned to fulltime performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of Executive from Executive’s duties with the Company and the Bank on a fulltime basis for ninety (90) consecutive days, or for one hundred twenty (120) days (which need not be consecutive) within a one-year period, as a result of incapacity due to mental or physical illness.

(b)Cause. the Company and the Bank may terminate Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean, as determined by the Board:
(i)Failure to substantially perform employment duties as reasonably assigned hereunder (other than by reason of Disability), after reasonable written demand for substantial performance has been delivered by the Company specifically identifying the manner in which the Company believes Executive has not performed Executive’s duties, and Executive has been given a reasonable opportunity (not to exceed fifteen (15) days) to cure any deficiencies in performance;
(ii)Willful misconduct that demonstrably results in material injury to the Company, the Bank or their Affiliates;
(iii)Fraud, dishonesty or willful breach of fiduciary duty that is injurious to the Company, the Bank or their Affiliates;
(iv)Conviction or plea of guilty or nolo contendere to any felony or crime involving moral turpitude, fraud or dishonesty;
(v)Willful violation of any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment or supervisory agreement that demonstrably results in material injury to the Company, the Bank or their Affiliates; or
(vi)A material breach by Executive of (A) Executive’s obligations under this Agreement, including any breach of the provisions of Section 7, or (B) any material written policy of the Company, the Bank or their Affiliates and, if the breach is curable, Executive shall not have cured such material breach after reasonable written demand for cure has been delivered by the Company specifically identifying the material breach, and Executive has been given a reasonable opportunity (not to exceed fifteen (15) days) to cure any such material breach (to the extent curable).
(c)Good Reason. Executive’s employment may be terminated by Executive either with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean Executive’s voluntary resignation after any of the following actions are taken by the Company, the Bank or any of their Affiliates without Executive’s written consent:
(i)The material diminution of Executive’s duties, authority or responsibility, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Chief Executive Officer;
(ii)A material change in the geographic location at which Executive must perform services (in this case, a material change means any location more than forty (40) land-miles from the location contemplated by this Agreement);

(iii)A material diminution in Executive’s base salary (in this case, a material diminution means a reduction of more than ten percent (10%) in Executive’s Annual Base Salary); or
(iv)A material breach by the Company of this Agreement.
In order to invoke a termination for Good Reason, Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iv) within ninety (90) days following the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company, the Bank and their respective Affiliates shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which they may remedy the condition. In the event that the Company, the Bank and their respective Affiliates fail to remedy the condition constituting Good Reason during the applicable Cure Period, Executive’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (collectively, with the regulations and other guidance promulgated thereunder, the “Code”)) must occur, if at all, within thirty (30) days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.
(d)Notice of Termination. Any termination by the Company or the Bank with or without Cause, or by Executive with or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the Date of Termination (as defined below), which date shall be not more than thirty (30) days after the delivery of such notice, or the end of any Cure Period referenced in such notice, as applicable.
(e)Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company or the Bank with or without Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days following such notice, (ii) if Executive’s employment is terminated voluntarily without Good Reason, the thirtieth (30th) day following the date of receipt of the Notice of Termination, provided that the Company may in its discretion accelerate the Date of Termination, or (iii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.
(f)Resignation from Other Positions. Upon the termination of Executive’s employment for any reason (unless otherwise agreed in writing by the Company and Executive), Executive shall be deemed to have resigned, without any further action by Executive, from any and all officer and director positions that Executive, immediately prior to such termination, held with (i) the Company, the Bank or any of their respective Affiliates and (ii) any other entities at the direction of, or as a result of Executive’s affiliation with, the Company, the Bank or any of their respective Affiliates. If for any reason this Section 4(f) is deemed to be insufficient to effectuate such resignations, then Executive shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations. In addition, Executive hereby designates the Secretary or any Assistant Secretary of the Company, the Bank and of any Affiliate to execute any such documents or instruments as Executive’s attorney-in-fact to effectuate such resignations if execution by the Secretary or any Assistant Secretary of the Company, the Bank or the Affiliate is deemed by the Company, the Bank or the Affiliate to be a more expedient means to effectuate such resignation or resignations.
5.Obligations of the Company upon Termination.
(a)Other Than for Cause, Death or Disability. If, during the Employment Period, the Company and its Affiliates terminate Executive’s employment other than for Cause or Disability, other than within twenty-four (24) months following the consummation of a Change in Control (in which case Section 5(b) shall apply), then, subject to Executive’s execution within fifty (50) days following the Date of Termination, and non-revocation, of a release of claims in a form satisfactory to the Company (the “Release”), the Company shall pay to Executive the following:
(i)the sum of (A) the portion of the Annual Base Salary due for the period through the Date of Termination to the extent not theretofore paid and (B) Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by Executive prior to the Date of Termination in accordance with the applicable policy of the Company and pursuant to the terms of this Agreement (the sum of the amounts described in clauses (A) and (B) shall be hereinafter referred to as the “Accrued Obligations”), which Accrued Obligations shall be paid in a lump sum in cash within sixty (60) days following the Date of Termination;
(ii)any unpaid Annual Bonus earned by Executive in respect of the fiscal year of the Company that was completed on or prior to the Date of Termination (the “Unpaid Annual Bonus”), which shall include the Transition Award prior to the date the Transition Award is otherwise paid pursuant to the terms of this Agreement, which Unpaid Annual Bonus shall be paid in a lump sum in cash within sixty (60) days following the Date of Termination (other than any portion of such Unpaid Annual Bonus that was deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder);
(iii)an amount equal to the product of (A) two (2) multiplied by (B) the Annual Base Salary and Target Annual Bonus, which shall be paid in equal installments over the two-year period following the Date of Termination in accordance with the Company’s regular payroll practices as of the Date of Termination; provided, however, that any amounts payable in respect of the first sixty (60) days following the Date of Termination shall be accrued and paid in a lump sum on such sixtieth (60th) day or the first business day thereafter;
(iv)an amount equal to the product of (A) the amount of the monthly premiums for coverage under the Company’s or and its Affiliates’ health care plans for purposes of continuation coverage under Section 4980B of the Code with respect to the level of coverage in effect for Executive and Executive’s spouse and dependents as of immediately prior to the

Date of Termination, multiplied by (B) 24, which shall be paid in equal installments over the two-year period following the Date of Termination in accordance with the Company’s regular payroll practices as of the Date of Termination;
(v)to the extent not theretofore paid or provided, the Company shall timely pay or provide, in accordance with the terms of the applicable plan, program, policy, practice or contract, to Executive any other amounts or benefits required to be paid or provided or that Executive is eligible to receive under any plan, program, policy, practice or contract of the Company through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
If Executive does not execute the Release within fifty (50) days following the Date of Termination, or if Executive revokes the Release, Executive shall be entitled to only the compensation and benefits contemplated by Sections 5(a)(i) and (v). Other than as set forth in this Section 5(a), in the event of a termination of Executive’s employment by the Company or the Bank without Cause (other than due to death or Disability), the Company, the Bank and their respective Affiliates shall have no further obligation to Executive under this Agreement.
(b)Change in Control Termination. If, during the Employment Period, the Company or the Bank terminates Executive’s employment other than for Cause or Disability, or Executive terminates employment for Good Reason, in each case, within twenty-four (24) months following the consummation of a Change in Control, then, subject to Executive’s execution within fifty (50) days following the Date of Termination, and non-revocation, of the Release, the Company shall pay to Executive the following:
(i)the Accrued Obligations, the Unpaid Annual Bonus and the Other Benefits in accordance with the terms of Sections 5(a)(i), (ii) and (v), respectively;
(ii)an amount equal to the product of (A) three (3) multiplied by (B) the sum of (x) the Annual Base Salary and (y) the Target Annual Bonus as in effect for the fiscal year in which the Date of Termination (or, if greater, for the fiscal year in which the Change in Control) occurs, payable in a lump sum within sixty (60) days following the Date of Termination; provided, however, if the Change in Control does not constitute an event described in Section 409A(a)(2)(v) of the Code and the regulations thereto, any portion of the foregoing payment that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall instead be paid on the schedule contemplated by Section 5(a)(iii) to the extent required by Section 409A of the Code;
(iii)an amount equal to the product of (A) the amount of the monthly premiums for coverage under the Company’s or and its Affiliates’ health care plans for purposes of continuation coverage under Section 4980B of the Code with respect to the level of coverage in effect for Executive and Executive’s spouse and dependents as of immediately prior to the Date of Termination, multiplied by (B) 36, payable in a lump sum within sixty (60) days following the Date of Termination; provided, however, if the Change in Control does not constitute an event described in Section 409A(a)(2)(v) of the Code and the regulations thereto, any portion of the foregoing payment that constitutes “nonqualified deferred compensation”

within the meaning of Section 409A of the Code shall instead be paid on the schedule contemplated by Section 5(a)(iv) to the extent required by Section 409A of the Code; and
(iv)an amount equal to the product of (x) the Target Annual Bonus for the fiscal year in which the Date of Termination occurs (or, if greater, for the fiscal year in which the Change in Control occurs) and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, payable in a lump sum within sixty (60) days following the Date of Termination.
For the avoidance of doubt, if applicable, any amount payable pursuant to Section 5(b) shall be determined without regard to any reduction in compensation that resulted in Executive’s termination of employment for Good Reason. If Executive does not execute the Release within fifty (50) days following the Date of Termination, or if Executive revokes the Release, Executive shall be entitled to only the compensation and benefits contemplated by Sections 5(a)(i) and (v).
For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following:
1.Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended, or any successor statute (the “Exchange Act”)), other than a pension, profit-sharing or other employee benefit plan established by the Company or the Bank, that is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities;

2.During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the period;

3.The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company then outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

4.The stockholders of the Company or the Board or the Bank Board approve a plan of complete liquidation or an agreement for the sale of or disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s or the Bank’s assets; or

5.Any other event that constitutes a change in control of a nature that would be required to be reported by the Company in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act (whether or not the Company then is subject to the requirements of the Exchange Act).

A Change in Control shall exclude: (i) a public stock offering by the Company; or (ii) a convertible debt offering by the Company.
i.Death; Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of the Accrued Obligations and the Unpaid Annual Bonus and the timely payment or provision of the Other Benefits. The Accrued Obligations and the Unpaid Annual Bonus shall be paid to Executive’s estate (in the event of death) or Executive or Executive’s legal representative (in the event of Disability), as applicable, on the same schedule as contemplated by Sections 5(a)(i)-(ii).
ii.Other Termination. If Executive’s employment is terminated during the Employment Period for a reason other than those governed by Section 5(a), (b) or (c) (including upon the expiration of the Employment Period following a Notice of Non-Renewal), this Agreement shall terminate without further obligations to Executive under this Agreement, other than for payment of the Accrued Obligations within sixty (60) days following the Date of Termination and the timely payment or provision of the Other Benefits.
iii.Full Settlement. The payments and benefits provided under this Section 5 shall be in full satisfaction of the obligations of the Company, the Bank and their respective Affiliates to Executive under this Agreement or any other plan, agreement, policy or arrangement of the Company, the Bank and their respective Affiliates upon Executive’s termination of employment, and in no event shall Executive be entitled to severance pay or benefits beyond those specified in this Section 5.
6.No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of any amounts payable to Executive under Section 5 and such amounts shall not be reduced whether or not Executive obtains other employment.
7.Restrictive Covenants. In consideration for Executive’s continued employment and the compensation and benefits payable hereunder, Executive agrees to the covenants set forth below.
iv.Nondisclosure of Confidential Information.
a.The parties agree that, during the course of Executive’s employment with the Company, the Bank and their respective Affiliates, Executive has had and will continue to have access to, and has gained and will continue to gain knowledge with respect to, “Confidential Information” (as defined below). Executive agrees that Executive shall not, without the prior written consent of the Company, during the period of Executive’s employment with the Company, the Bank and their respective Affiliates and thereafter for so long as it remains Confidential Information, use or disclose, or knowingly permit any unauthorized Person (as defined in Section 13(d) of the Exchange Act) to use, disclose or gain access to, any Confidential Information; provided, however, that Executive may disclose Confidential Information (x) as required by law or (y) as ordered by a court, provided that in any event described in the preceding clause (x) or (y), (A) Executive shall promptly notify the Company in writing, and consult with and assist the Company in seeking a protective order or request for another appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms of the preceding clause (A), Executive shall disclose only that portion of the Confidential Information that, in the opinion of Executive’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to assure that confidential treatment shall be accorded to such Confidential Information by the receiving Person and (C) to the extent permitted by applicable law, the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.
b.Without limiting the foregoing, Executive agrees to keep confidential the existence of, and any information concerning, any dispute between Executive and the Company, the Bank or any of their Affiliates, except that Executive may disclose information concerning such dispute in connection with any proceeding, including in any court, that is considering such dispute and to Executive’s legal counsel to the extent necessary to the prosecution or defense of such dispute.
c.For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business and affairs of the Company, the Bank or any of their Affiliates, including all business information (whether or not in written form) that relates to the Company, the Bank or any of their Affiliates, or their directors, officers, employees, customers, suppliers or contractors or any other third parties with respect to which the Company, the Bank or any of their Affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and that is not known to the public generally other than as a result of Executive’s breach of this Agreement, including technical information or reports; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents; product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development, including processes, formulas, designs, drawings, engineering and technology; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information shall not include such information known to Executive prior to Executive’s involvement with the Company, the Bank or any of their Affiliates or information rightfully obtained from a third party (other than pursuant to a breach by Executive of this Agreement or any other duty of confidentiality). Furthermore, Confidential Information shall not include information that: (a) is or becomes available to the public generally, other than as a result of disclosure by Executive in breach of the terms of this Agreement; or (b) becomes available to Executive from a source other than the Company, the Bank or any of their Affiliates, including prior to the date hereof, provided that such source is not bound by a confidentiality agreement with or does not have a contractual, legal or fiduciary obligation of confidentiality to the Company, the Bank or any of their Affiliates or any other person with respect to such information.
v.Inventions and Patents. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information that relate to the actual or anticipated business, research and development or existing or future products or services of the Company, the Bank or their Affiliates, and that are conceived, developed or made by Executive during Executive’s employment with the Company, the Bank or their Affiliates (“Work Product”) belong to the Company, the Bank and their respective Affiliates. Executive shall promptly disclose such Work Product to the Company, the Bank and their respective Affiliates and perform all actions reasonably requested by the Company, the Bank or their respective Affiliates (whether during or after the Employment Period) to establish and confirm such ownership (including assignments, consents, powers of attorney, and other instruments). To the fullest extent permitted by applicable law all intellectual property (including patents, trademarks, and copyrights) which are made, developed or acquired by Executive in the course of Executive’s employment with the Company, the Bank or their Affiliates will be and remain the absolute property of the Company, the Bank and their respective Affiliates, and Executive shall assist the Company, the Bank and their respective Affiliates in perfecting and defending their rights to such intellectual property.
vi.Noncompetition and Nonsolicitation.
d.From the date hereof until the first anniversary of the Date of Termination (the “Restriction Period”) for any reason, Executive shall not, without the prior written consent of the Company, directly or indirectly:
A.Own any interest in, manage, operate, control, be employed by, render consulting or advisory services to, or participate in or be connected with the management or control of any business that is then engaged, or proposing to engage, in the operation of a Competing Business in the Territory. For purposes of this Agreement, (x) “Competing Business” means any entity or business engaged in the banking or financial services business (including commercial banks, savings banks, credit unions, mortgage companies, savings and loan associations, trust companies, investment advisory or sales businesses, and any similar financial institutions), or any other entity or business engaged in a business in which the Company, the Bank, or any of their Affiliates are engaged, or are contemplating becoming engaged, during the period of Executive’s service (whether as an employee or as a consultant) with the Company, the Bank or any of their Affiliates; and (y) “Territory” means any state or commonwealth of the United States of America that is east of the Mississippi River or any other state in which, during the period of Executive’s service (whether as an employee or as a consultant), the Company, the Bank, or any of their Affiliates conduct operations. Notwithstanding the foregoing, Executive may, without violating this

Agreement, own as a passive investment not in excess of one percent (1%) of the outstanding capital stock or other equity interests of a corporation or other entity whose shares or other equity interests are publicly traded on an established securities market;
B.Solicit or in any way contact any Customer(s) of the Company, Bank or any of their Affiliates for the purposes of directly or indirectly furnishing any financial, wealth management, insurance, or other banking services that the Company, the Bank or any of their Affiliates provide, or is permitted by law to provide, on the date of such termination of employment. For purposes of this Agreement, “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (x) whose existence and business is known to Executive as a result of Executive’s access to customer lists, customer account information, or other business related information; or (y) that is a business entity or individual with whom Executive has contracted on behalf of the Company, the Bank or any of their Affiliates, performed services for, or negotiated with, during the two (2)-year period preceding such solicitation or contact; or
C.Solicit, or assist any other person or entity in soliciting, any employee or other service provider (or any individual who was an employee or other service provider during the two (2)-year period preceding such solicitation) of the Company, Bank, or any of their Affiliates to perform services for any entity (other than the Company, the Bank, or any of their Affiliates), or encourage any employee or other service provider of the Company, the Bank, or any of their Affiliates to leave their employment or service with the Company, the Bank, or any of their Affiliates.
e.In the event Executive breaches any of the provisions contained in this Section 7(c) and the Company, the Bank or any of their Affiliates seeks compliance with such provisions by judicial proceedings, the time period during which Executive is restricted by such provisions shall be extended by the time during which Executive has actually competed with the Company, the Bank or any of their Affiliates or been in violation of any such provision and any period of litigation required to enforce Executive’s obligations under this Agreement, provided that, in such cases, Executive is judicially determined to be in breach of the applicable provision.
f.Executive and the Company intend that this Section 7(c) of this Agreement be enforced as written. However, if one or more of the provisions contained in this Section 7(c) shall for any reason be held to be unenforceable because of the duration or scope of such provision or the area covered thereby, Executive and the Company agree that the court making such determination shall have the full power to reform, by “blue penciling” or any other means, the duration, scope and/or area of such provision and in its reformed form such provision shall then be enforceable and shall be binding on the parties.

vii.Nondisparagement. During the Employment Period and thereafter, Executive shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company, the Bank or any of their Affiliates, any of their Customers or any of their current or former directors, officers or employees.
viii.Return of Property. Executive acknowledges that all documents, records, files, lists, equipment, computer, software or other property (including intellectual property) relating to the businesses of the Company or any of its Affiliates, in whatever form (including electronic), and all copies thereof, that have been or are received or created by Executive while an employee of the Company or any of its Affiliates (including Confidential Information) are and shall remain the property of the Company, the Bank and their respective Affiliates, and Executive shall immediately return such property to the Company upon the Date of Termination and, in any event, at the Company’s request. Executive further agrees that any property situated on the premises of, and owned by, the Company or any of its Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice.
ix.Remedies and Injunctive Relief. Executive acknowledges that a violation by Executive of any of the covenants contained in this Section 7 would cause irreparable damage to the Company, the Bank and their respective Affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, in addition to any other damages it is able to show, in the event of a violation by Executive of any of the covenants contained in this Section 7, the Company, the Bank and their respective Affiliates shall be entitled (without the necessity of showing economic loss or other actual damage) to (i) cease payment of the compensation and benefits contemplated by Section 5 to the extent not previously paid or provided, (ii) the prompt return by Executive of any portion of such compensation and the value of such benefits previously paid or provided, other than with respect to an immaterial breach of the covenants that does not result in harm to the Company, the Bank or their respective Affiliates, and (iii) injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Section 7 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company, the Bank and their respective Affiliates may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted. In the event that a court of competent jurisdiction determines that any provision of this Section 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then, only as to enforcement of this Section 7 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law. Notwithstanding the foregoing, the Company and the Bank hereby inform Executive that, notwithstanding any provision of this Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. In addition, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall impair Executive’s rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit Executive’s right to receive an award for information provided to any government authority under such law or regulation.
x.Acknowledgements.
g.Executive acknowledges that the Company, the Bank and their respective Affiliates have expended and will continue to expend substantial amounts of time, money and effort to develop business strategies, employee, customer and other relationships and goodwill to build an effective organization. Executive acknowledges that the Company, the Bank and their respective Affiliates have a legitimate business interest in and right to protect its Confidential Information, goodwill and employee, customer and other relationships, and that the Company, the Bank and their respective Affiliates would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its employee, customer and other relationships. Executive further acknowledges that the Company, the Bank and their respective Affiliates are entitled to protect and preserve the going concern value of the Company, the Bank and their respective Affiliates to the extent permitted by law.
h.In light of the foregoing acknowledgments, Executive agrees that the covenants contained in this Agreement are reasonable and properly required for the adequate protection of the businesses and goodwill of the Company, the Bank and their respective Affiliates. Executive further acknowledges that, although Executive’s compliance with the covenants contained in this Agreement may prevent Executive from earning a livelihood in a business similar to the business of the Company, the Bank and their respective Affiliates, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents. Accordingly, Executive agrees not to challenge or contest the reasonableness, validity or enforceability of any limitations on, and obligations of, him contained in this Agreement.
xi.No Restrictions. Executive hereby warrants and represents that he is entering into this Agreement voluntarily and is not subject to any restrictive covenant or other agreement or contractual restriction that would prevent Executive from performing Executive’s obligations hereunder. To the extent Executive is subject to confidentiality obligations to a former employer or any third party, Executive acknowledges and agrees that it is Executive’s responsibility to ensure that he complies with such obligations on a continuing basis. Executive acknowledges that the Company and the Bank are relying upon Executive’s warranty, representation and acknowledgement in this Section 7(h) in entering into this Agreement and that, in the event of a breach of this warranty and representation, the Company will have grounds to terminate Executive’s employment for Cause. In the event of any claim against Executive by any third party arising out of a breach of this Section 7(h), Executive agrees to indemnify and hold the Company, the Bank and their Affiliates (and their directors, officers and employees) harmless from and against all costs, claims and damages arising from such third party’s claim.
8.Treatment of Certain Payments.
xii.Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to the Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced, Executive shall receive all Agreement Payments to which Executive is entitled hereunder.
xiii.If the Accounting Firm determines that aggregate Agreement Payments are either subject to the excise tax under Section 4999 of the Code or should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give Executive advance notice to that effect and a copy of the detailed calculation thereof. The Company also agrees to cooperate with Executive and Executive’s consultants and advisors during the course of the Accounting Firm’s determination process. All determinations made by the Accounting Firm under this Section 8 shall be binding upon the Company, the Bank and their respective Affiliates and Executive and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the Date of Termination. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equity-based payments that may be valued under 24(c) and (v) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the determination of the Accounting Firm. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

xiv.To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Executive (including Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code. The Company agrees, at its expense, to engage a reasonable third-party advisor (which may be the Accounting Firm) to assist the Company performing such a valuation of Executive’s post-employment covenants.
xv.The following terms shall have the following meanings for purposes of this Section 8:
i.“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the Person effecting the Change in Control.
j.“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s).
k.“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
l.“Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to the Agreement or otherwise.
m.“Safe Harbor Amount” shall mean 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

9.Successors. This Agreement is personal to Executive and without the prior written consent of the Company and the Bank, which consent may be withheld by the Company and the Bank in their sole discretion, shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and the Bank and their respective successors and assigns. As used in this Agreement, “Company” and “Bank” shall mean the Company and the Bank as hereinbefore defined and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
10.Indemnification. The Company and the Bank shall indemnify Executive and hold Executive harmless to the fullest extent permitted by the laws of the Commonwealth of Pennsylvania against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses, losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company, the Bank and their respective Affiliates. The Company and the Bank shall cover Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after employment in the same amount and to the same extent as the Company and the Bank cover their other officers and directors. These obligations shall survive the termination of Executive’s employment with the Company, the Bank and their respective Affiliates.
11.Miscellaneous. Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws. The parties irrevocably submit to the jurisdiction of any state or federal court sitting in or for Indiana County, Pennsylvania with respect to any dispute arising out of or relating to this Agreement or the Release, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THE PARTIES HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT OR ASSERTED BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.
xvi.Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive: To the most recent address on file with the Company.

If to the Company or to the Bank:

800 Philadelphia Street
Indiana, Pennsylvania 15701
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
xvii.Acknowledgements. Prior to execution of this Agreement, Executive was advised by the Company and the Bank of Executive’s right to seek independent advice from an attorney of Executive’s own selection and at Executive’s own expense regarding this Agreement. Executive acknowledges that he has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive further represents that, in entering into this Agreement, Executive is not relying on any statements or representations made by any of the directors, officers, employees or agents of the Company or the Bank that are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.
xviii.Cooperation. Executive agrees that upon the request of the Company, the Bank or their Affiliates following Executive’s termination of employment, Executive shall use reasonable efforts to assist and cooperate with the Company, the Bank and their Affiliates in connection with the defense or prosecution of any claim that may be made against or by the Company, the Bank or their Affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, the Bank or their Affiliates, including any proceedings before any arbitral, administrative, regulatory, judicial, legislative or other body or agency. Executive shall be eligible for to reimbursement for any reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance, as well as the payment to Executive of reasonable consulting expenses to the extent such services exceed forty (40) hours in aggregate time.
xix.Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
xx.Survivability. The provisions of this Agreement that by their terms call for performance subsequent to the termination of either Executive’s employment or this Agreement (including the terms of Sections 5, 7 and 10) shall so survive such termination.
xxi.Section Headings; Construction. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof. For purposes of this Agreement, the term “including” shall mean “including, without limitation.”
xxii.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
xxiii.Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
xxiv.Section 409A.
n.General. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Executive pursuant to Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year (depending on the time that Executive executes the Release) shall be paid in the later taxable year.
o.Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
p.Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company, the Bank and their respective Affiliates as in effect on the Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Executive under this Agreement during the six-month period immediately following Executive’s separation from service (as determined in accordance with Section 409A of the Code) on account of Executive’s separation from service shall be accumulated and paid to Executive on the first business day of the seventh month following Executive’s separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on Executive under Section 409A of the Code. If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Executive’s death.
xxv.Amendments. No provision of this Agreement shall be modified or amended except by an instrument in writing duly executed by the parties hereto. No custom, act, payment, favor or indulgence shall grant any additional right to Executive or be deemed a waiver by the Company or the Bank of any of Executive’s obligations hereunder or release Executive therefrom or impose any additional obligation upon the Company or the Bank. No waiver by any party of any breach by the other party of any term or provision hereof shall be deemed to be an assent or waiver by any party to or of any succeeding breach of the same or any other term or provision.
xxvi.Background Check. Executive’s employment with the Company and the Bank pursuant to this Agreement shall be contingent on Executive’s successful completion of a background and reference check. For the avoidance of doubt, in the event Executive does not successfully complete the background and reference check, the Effective Date shall not occur and this Agreement shall be null and void ab initio.
xxvii.Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto in respect of the terms and conditions of Executive’s employment with the Company, the Bank and their respective Affiliates, including Executive’s severance entitlements, and, as of the Effective Date, supersedes and cancels in their entirety all prior understandings, agreements and commitments, whether written or oral, relating to the terms and conditions of employment between Executive, on the one hand, and the Company, the Bank or their Affiliates, on the other hand, including, for the avoidance of doubt, the Severance Agreement between Executive and the Company, dated May 17, 2019 and the Confidentiality, Trade Secrets, Non-Solicitation and Severance Agreement between Executive and the Company and the Bank, dated October 14, 2020. For the avoidance of doubt, this Agreement does not supersede the award agreements governing Executive’s equity award agreements with the Company, including the restricted stock award agreement dated October 12, 2020, which shall remain in full force and effect in accordance with their terms.
[Signature page follows]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand, and each of the Company and the Bank, pursuant to the authorization from their respective boards of directors, has caused these presents to be executed in its name on its behalf, all as of the date first above written.

/s/ David G. Antolik
David G. Antolik

S&T BANCORP, INC.

By:	/s/ Christine J. Toretti
Christine J. Toretti
Chair of the Board and Director
S&T BANK

By:	/s/ Christine J. Toretti
Christine J. Toretti
Chair of the Board and Director